Exhibit 99.1

Boise Cascade Corporation
Corporate Communications Department
1111 West Jefferson Street PO Box 50 Boise, ID 83728 T 208 384 7990 F 208 384 7224

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  January 22, 2004

BOISE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003

FINANCIAL RESULTS

BOISE, Idaho — Boise Cascade Corporation (NYSE:BCC) today reported fourth quarter 2003 net income of $6.9 million, or 5 cents per diluted share.  Before a special item and the net impact of the OfficeMax acquisition, Boise’s net income was $18.3 million, or 24 cents per diluted share.  By comparison, Boise reported net income of $6.2 million, or 5 cents per diluted share, in fourth quarter 2002 and $30.0 million, or 43 cents per diluted share, in third quarter 2003, before a special item.

For the full year 2003, net income was $8.3 million, or a loss of 8 cents per diluted share.  Before special items and the net impact of the OfficeMax acquisition, Boise posted net income of $31.8 million, or 32 cents per diluted share.  In 2002, before a special item, net income was $7.3 million, or a loss of 10 cents per diluted share.

Financial Highlights

($ in millions, except per-share amounts)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002

Sales	$2,352	$1,801	$2,111	$8,245	$7,412
Net income	$6.9	$6.2	$32.9	$8.3	$11.3
Net income (loss) per diluted share	$0.05	$0.05	$0.48	$(0.08)	$(0.03)
Before special items and net impact of OfficeMax acquisition
Net income	$18.3	$6.2	$30.0	$31.8	$7.3
Net income (loss) per diluted share	$0.24	$0.05	$0.43	$0.32	$(0.10)

-more-

A reconciliation of special items and the impact of the OfficeMax acquisition on Boise’s reported financial performance is presented below and included in the notes to the consolidated financial statements.

Special Items and Impact of OfficeMax Acquisition

Increase (Decrease)
($ in millions)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002

Boise Office Solutions, Contract Integration costs and other	$(3.0)	$—	$—	$(3.0)	$—
2003 cost-reduction program	—	—	—	(9.2)	—
Boise Office Solutions, Retail Operating income	6.1	—	—	6.1	—
Boise Building Solutions Write-down of impaired assets	(14.7)	—	—	(14.7)	—
Boise Paper Solutions 2003 cost-reduction program	—	—	—	(0.2)	—
Corporate and Other OfficeMax acquisition costs	(2.3)	—	—	(2.3)	—
2003 cost-reduction program	—	—	—	(0.7)	—
Sale of IdentityNow	—	—	—	—	(23.6)
Total before interest expense and income taxes	(13.9)	—	—	(24.0)	(23.6)
Interest expense	(4.9)	—	—	(4.9)	—
Income taxes	7.4	—	2.9	14.2	27.6
Increase (decrease) in net income before cumulative effect of accounting changes	$(11.4)	$—	$2.9	$(14.7)	$4.0

Sales in fourth quarter 2003 were $2.4 billion, 31% higher than sales in fourth quarter 2002.  Sales for full year 2003 were $8.2 billion, an 11% increase over sales in 2002.  The sales increases were mostly due to strong prices for wood products and growth in Boise Office Solutions, including the OfficeMax acquisition.  Excluding the impact of the OfficeMax acquisition, sales increased 14% and 7% for the fourth quarter and full year, respectively.

Boise Office Solutions

($ in millions)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002
Sales	$1,248	$906	$934	$4,025	$3,546
Operating income	$40.0	$32.4	$31.0	$115.5	$123.0
Operating income before special items and impact of OfficeMax acquisition	$36.9	$32.4	$31.0	$121.6	$123.0

On December 9, 2003, Boise acquired OfficeMax, Inc.  Following that acquisition, the company began reporting two operating segments, Contract and Retail, within Boise Office Solutions, its office products distribution business.  Taken together, the two operating segments make up our Boise Office Solutions business.

For fourth quarter 2003, Boise Office Solutions reported operating income of $40.0 million, compared with $32.4 million in fourth quarter 2002 and $31.0 million in third quarter 2003.  For full year 2003, the business reported operating income of $115.5 million, compared with $123.0 million in 2002.

Before special items and the net impact of the OfficeMax acquisition, Boise Office Solutions earned $36.9 million, compared with $32.4 million in fourth quarter 2002 and $31.0 million in third quarter 2003.  For full year 2003, the business had operating income of $121.6 million, compared with $123.0 million in 2002.

Sales of $1.2 billion in fourth quarter 2003 were 38% higher than sales in fourth quarter 2002 and 34% higher than in third quarter 2003, due primarily to the acquisition of OfficeMax.  Year-over-year same-store sales, which exclude OfficeMax sales, rose 4% in the fourth quarter, with the increase attributable to foreign exchange rates.

Full-year sales of $4.0 billion in this business were 14% higher than the year earlier, while same-store sales rose 5%, with 4% of the lift generated by foreign exchange rates.  Sales volume of Boise’s office papers increased 4% to 568,000 tons.

Boise Office Solutions, Contract Segment

($ in millions)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002
Sales	$965	$906	$934	$3,742	$3,546
Operating income	$33.9	$32.4	$31.0	$109.4	$123.0
Operating income before special items and impact of OfficeMax acquisition	$36.9	$32.4	$31.0	$121.6	$123.0

For fourth quarter 2003, Boise Office Solutions, Contract, reported operating income of $33.9 million, compared with $32.4 million in fourth quarter 2002 and $31.0 million in third quarter 2003.  For full year 2003, this segment reported operating income of $109.4 million, compared with $123.0 million in 2002.

Before special items in fourth quarter 2003 and full year 2003 and the impact of the OfficeMax acquisition, operating income in Boise Office Solutions, Contract, in the fourth quarter was $36.9 million, up from $32.4 million in fourth quarter a year ago and $31.0 million in third quarter 2003.  When excluding the same items for full year 2003, the segment reported operating income of $121.6 million, compared with $123.0 million in 2002.

Sales of $965 million in fourth quarter 2003 were 6% higher than sales in fourth quarter 2002 and 3% higher than in third quarter 2003.  Year-over-year same-store sales in the fourth quarter rose 4%; however, excluding foreign exchange rates, same-store sales were essentially flat.

Full-year sales of $3.7 billion for this segment were 6% higher than the year earlier, while same-store sales rose 5%, fueled by a 4% lift from foreign exchange rates.

Excluding special items and the impact of the OfficeMax acquisition, the fourth-quarter operating margin for the Contract segment was 3.9%, up from 3.6% in the fourth quarter a year ago and 3.3% in the third quarter.  For the full year, the operating margin, before special items and the impact of the OfficeMax acquisition, was 3.3%, compared with 3.5% in 2002.

Boise Office Solutions, Retail Segment

($ in millions)

4Q 2003
Sales	$283
Operating income	$6.1

Boise began reporting its Boise Office Solutions, Retail, segment on December 10, 2003.  For 17 selling days in fourth quarter 2003, the segment recorded sales of $283 million, operating income of $6.1 million, and an operating margin of 2.2%.

Boise Building Solutions

($ in millions)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002

Sales	$776	$568	$828	$2,872	$2,470
Operating income	$37.6	$2.3	$56.4	$95.4	$39.7
Operating income before special item	$52.3	$2.3	$56.4	$110.1	$39.7

For fourth quarter 2003, Boise Building Solutions reported operating income of $37.6 million, compared with $2.3 million in fourth quarter 2002 and $56.4 million in third quarter 2003.  For full year 2003, the business reported operating income of $95.4 million, compared with $39.7 million in 2002.

In December 2003, we recorded a $14.7 million pretax charge for the write-down of impaired assets at our plywood and lumber operations in Yakima, Washington.

Before the special item, Boise Building Solutions reported operating income of $52.3 million in fourth quarter 2003, compared with $2.3 million in fourth quarter 2002 and $56.4 million in third quarter 2003.  For the full year, before the special item, the business earned $110.1 million, compared with $39.7 million in 2002.  The sharp improvement in results was due primarily to very strong plywood markets in the second half of 2003.

The business reported sales of $776 million in fourth quarter 2003, 37% higher than in fourth quarter 2002.  Fourth-quarter sales in building materials distribution rose 42% year over year, while sales of engineered wood products increased 31%.

Fourth-quarter sales declined 6% from third quarter 2003, reflecting seasonal volume decreases.  Sequentially, distribution sales fell 9%, and sales of engineered wood products declined 17%.

Full year 2003 segment sales rose 16%.  Sales increased 21% in building materials distribution and 20% in engineered wood products, again reflecting a year of strong demand and high product prices.

Fourth quarter 2003 plywood unit volumes were up 6% from fourth quarter 2002 but declined 10% from third-quarter levels.  Fourth-quarter lumber unit volumes declined 5% from fourth quarter 2002 and 4% from third quarter 2003.  For full year 2003, plywood unit volumes increased 6% over 2002, while lumber volumes were down 8% for the same comparison period.

Average plywood prices rose 52% in the fourth quarter, compared with a year ago, and were 15% higher than third quarter 2003 levels.  Lumber prices were 5% higher, relative to both comparison quarters.  For the full year, average plywood prices increased 17%, while lumber prices declined 8%.  Delivered-log costs in 2003 declined 4% from 2002.

Boise Paper Solutions

($ in millions)

	4Q 2003	4Q 2002	3Q 2003	Full Year
				2003	2002
Sales	$451	$455	$474	$1,853	$1,878
Operating income (loss)	$(14.4)	$23.4	$0.2	$(13.9)	$38.6
Operating income (loss) before special items	$(14.4)	$23.4	$0.2	$(13.7)	$38.6

For fourth quarter 2003, Boise Paper Solutions reported an operating loss of $14.4 million, compared with income of $23.4 million in fourth quarter 2002 and $200,000 in third quarter 2003.  For full year 2003, the segment reported an operating loss of $13.9 million, compared with income of $38.6 million in 2002.  The weak fourth-quarter results were primarily due to lower product prices, relative to comparison periods.  The full-year unfavorable comparison was due to higher unit costs and reduced sales volumes.

Sales decreased 1% in the fourth quarter, compared with fourth quarter 2002, and declined 5% from third quarter 2003 levels, in both cases due to lower product prices.  Full year 2003 sales decreased 1% from 2002 sales.

Average net selling prices for Boise’s paper products declined 6% in the fourth quarter, compared with the fourth quarter a year ago, and 3%, compared with third quarter 2003.  For the full year, average product prices were slightly higher than 2002 levels.

Unit volumes in fourth quarter 2003 rose 6% from the year-ago fourth quarter but declined slightly from third quarter 2003.  For the full year, unit sales volumes declined 2% from 2002 volumes.

Boise took approximately 58,000 tons of market-related curtailment, mostly in uncoated free sheet, during the fourth quarter, compared with 36,000 tons in fourth quarter 2002 and 32,000 tons in third quarter 2003.  For the full year, Boise took 197,000 tons of market-related curtailment, up 54,000 tons, or 38%, from the prior year.

Fourth-quarter unit manufacturing costs in Boise Paper Solutions were flat with those of comparison periods.  Full year 2003 costs were 2% higher than in 2002, primarily because of higher fiber and chemical costs.

Outlook

“Boise’s sales and income should increase substantially in 2004,” said George J. Harad, chairman and chief executive officer.

“With the acquisition of OfficeMax, Boise Office Solutions will post sharply higher sales and operating income in 2004.  Same-store sales growth should continue to be positive.  However, operating margins will be lower in 2004 than in 2003, as we integrate the lower-margin retail business into our operations,” Harad said.

“We expect another good year for Boise Building Solutions in 2004,” Harad added.  “Plywood and lumber prices in January are well above levels at this time last year and recently have been rising.

“We believe the very difficult year Boise Paper Solutions experienced in 2003 was the cyclical low.  A recovery should begin this year, driven by recovery in white-collar employment, and hence improving demand, and a weak U.S. dollar, which should discourage imports.  Over the course of the year, Boise Paper Solutions should move from its current loss position to positive quarterly operating income,” Harad said.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call today at noon Eastern Time, at which we will review the company’s recent performance and discuss the outlook for our businesses.  You can join the webcast through the Boise website.  Go to www.bc.com and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to install any necessary audio software.  To join the conference call, dial (800) 374-0165 at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

The Outlook section of this release includes projections of our financial performance in 2004.  These are forward-looking statements, and they are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those we have projected.  Our projections for Boise Office Solutions depend greatly on our ability to successfully integrate OfficeMax and Boise Office Solutions.  The integration process involves many complex operational and personnel-related challenges.  Any costs, difficulties, or delays in the integration may negatively impact the financial performance of Boise Office Solutions.  The relationship between the supply and demand of paper and wood products heavily influences our financial performance in Boise Building Solutions and Boise Paper Solutions.  Weak demand, excess supply, changes in manufacturing capacity, or changes in our cost structures could cause our financial performance in these segments to differ materially from what we have projected.  All of our businesses operate in highly competitive markets.  Changes in the economy, both domestically and abroad, and changes in interest rates, employment rates, and even weather can change the competitive dynamics and financial performance of our businesses.  In July, we announced that we would be evaluating strategic alternatives for our paper and wood products businesses.  The timing, outcome, and implementation of that evaluation may significantly affect the company, its financial results, and its business prospects.  For further information about the risks that could cause our actual results to differ from those we project here, please refer to our SEC filings, including the report on Form 10-Q for the quarter ended September 30, 2003.

About Boise Cascade Corporation

Boise, headquartered in Boise, Idaho, provides solutions to help customers work more efficiently, build more effectively, and create new ways to meet business challenges.  We own or control more than 2 million acres of timberland, primarily in the United States, to support our manufacturing operations.  Boise had sales of $8.2 billion in 2003.  Boise Office Solutions, headquartered in Itasca, Illinois, is a division of Boise and a premier multinational contract and retail distributor of office supplies and paper, technology products, and office furniture.  Boise Office Solutions had 2003 sales of $4.0 billion.  Boise Building Solutions, headquartered in Boise, Idaho, is a division of Boise and manufactures plywood, oriented strand board, lumber, particleboard, and engineered wood products.  The business also operates 28 facilities that distribute a broad line of building materials, including wood products manufactured by Boise.  Boise Building Solutions posted manufacturing sales of $824 million and distribution sales of $2.0 billion in 2003.  Boise Paper Solutions, headquartered in Boise, Idaho, is a division of Boise and a manufacturer of office papers, a majority of which are sold through Boise Office Solutions.  Boise Paper Solutions also manufactures printing, forms, and converting papers, newsprint, containerboard and corrugated containers, and market pulp.  The division had 2003 sales of $1.9 billion.  Visit the Boise website at www.bc.com.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	December 31		September 30,
	2003	2002	2003

Sales	$2,352,318	$1,800,848	$2,110,601

Costs and expenses
Materials, labor, and other operating expenses	1,863,666	1,438,211	1,695,809
Depreciation, amortization, and cost of company timber harvested	81,001	77,203	78,019
Selling and distribution expenses	294,090	201,976	224,405
General and administrative expenses	49,540	39,264	38,576
Other (income) expense, net	21,666	1,627	1,133
	2,309,963	1,758,281	2,037,942

Equity in net income (loss) of affiliates	4,369	(81)	4,038

Income from operations	46,724	42,486	76,697

Interest expense	(37,634)	(33,016)	(31,657)
Interest income	533	185	221
Foreign exchange gain (loss)	(118)	203	133
	(37,219)	(32,628)	(31,303)

Income before income taxes	9,505	9,858	45,394
Income tax provision	(2,637)	(3,651)	(12,510)

Net income	6,868	6,207	32,884
Preferred dividends	(3,317)	(3,289)	(3,191)

Net income applicable to common shareholders	$3,551	$2,918	$29,693

Net income per common share
Basic	$0.05	$0.05	$0.51
Diluted	$0.05	$0.05	$0.48

SEGMENT INFORMATION

	Three Months Ended
	December 31		September 30,
	2003	2002	2003
		(thousands)
Segment sales
Boise Office Solutions, Contract	$964,655	$905,898	$934,050
Boise Office Solutions, Retail	283,153	—	—
	1,247,808	905,898	934,050

Boise Building Solutions	776,324	568,163	828,097
Boise Paper Solutions	450,868	455,302	474,167
Intersegment eliminations and other	(122,682)	(128,515)	(125,713)
	$2,352,318	$1,800,848	$2,110,601

Segment income (loss)
Boise Office Solutions, Contract	$33,857	$32,401	$30,961
Boise Office Solutions, Retail	6,125	—	—
	39,982	32,401	30,961

Boise Building Solutions	37,630	2,328	56,445
Boise Paper Solutions	(14,408)	23,396	191
Corporate and Other	(16,065)	(15,251)	(10,546)
	47,139	42,874	77,051

Interest expense	(37,634)	(33,016)	(31,657)

Income before income taxes	$9,505	$9,858	$45,394

Before special items and impact of OfficeMax acquisition

Segment income (loss)
Boise Office Solutions, Contract	$36,849	$32,401	$30,961
Boise Office Solutions, Retail	—	—	—
	36,849	32,401	30,961

Boise Building Solutions	52,329	2,328	56,445
Boise Paper Solutions	(14,408)	23,396	191
Corporate and Other	(13,788)	(15,251)	(10,546)
	60,982	42,874	77,051

Interest expense	(32,724)	(33,016)	(31,657)

Income before income taxes	$28,258	$9,858	$45,394

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(thousands, except per-share amounts)

	Year Ended December 31
	2003	2002

Sales	$8,245,146	$7,412,329

Costs and expenses
Materials, labor, and other operating expenses	6,653,109	6,013,613
Depreciation, amortization, and cost of company timber harvested	308,332	306,973
Selling and distribution expenses	950,129	785,883
General and administrative expenses	158,786	154,284
Other (income) expense, net	35,787	30,842
	8,106,143	7,291,595

Equity in net income (loss) of affiliates	8,822	(2,435)

Income from operations	147,825	118,299

Interest expense	(132,545)	(131,713)
Interest income	1,186	1,525
Foreign exchange gain (loss)	2,831	(325)
	(128,528)	(130,513)
Income (loss) before income taxes and cumulative effect of accounting changes	19,297	(12,214)
Income tax (provision) benefit	(2,222)	23,554

Income before cumulative effect of accounting changes	17,075	11,340
Cumulative effect of accounting changes, net of income tax	(8,803)	—

Net income	8,272	11,340
Preferred dividends	(13,061)	(13,101)

Net loss applicable to common shareholders	$(4,789)	$(1,761)

Net income (loss) per common share
Basic and diluted before cumulative effect of accounting changes	$0.07	$(0.03)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted	$(0.08)	$(0.03)

SEGMENT INFORMATION (1)

	Year Ended December 31
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions, Contract	$3,741,913	$3,545,772
Boise Office Solutions, Retail	283,153	—
	4,025,066	3,545,772

Boise Building Solutions	2,871,908	2,469,683
Boise Paper Solutions	1,852,624	1,878,003
Intersegment eliminations and other	(504,452)	(481,129)
	$8,245,146	$7,412,329

Segment income (loss)
Boise Office Solutions, Contract	$109,373	$123,004
Boise Office Solutions, Retail	6,125	—
	115,498	123,004

Boise Building Solutions	95,442	39,669
Boise Paper Solutions	(13,879)	38,572
Corporate and Other	(45,219)	(81,746)
	151,842	119,499

Interest expense	(132,545)	(131,713)

Income (loss) before income taxes and cumulative effect of accounting changes	$19,297	$(12,214)

Before special items and impact of OfficeMax acquisition

Segment income (loss)
Boise Office Solutions, Contract	$121,588	$123,004
Boise Office Solutions, Retail	—	—
	121,588	123,004

Boise Building Solutions	110,141	39,669
Boise Paper Solutions	(13,678)	38,572
Corporate and Other	(42,252)	(58,100)
	175,799	143,145

Interest expense	(127,635)	(131,713)

Income before income taxes and cumulative effect of accounting changes	$48,164	$11,432

(1)                                 Financial Information

In December 2003, we acquired OfficeMax, Inc. (see Note 2).  After the acquisition, we began reporting our office products business as two operating segments, Contract and Retail, within Boise Office Solutions, our office products distribution business.  Taken together, the two operating segments make up our Boise Office Solutions business.  Accordingly, in December 2003, we began operating our business using five (rather than four) reportable segments:  Boise Office Solutions, Contract; Boise Office Solutions, Retail; Boise Building Solutions; Boise Paper Solutions; and Corporate and Other.

The consolidated financial statements include the accounts of the company and all subsidiaries after elimination of intercompany balances and transactions.  The results of OfficeMax’s operations are included after December 9, 2003.  Our Boise Office Solutions, Contract; Boise Building Solutions; Boise Paper Solutions; and Corporate and Other segments have a December 31 calendar year-end.  Our Boise Office Solutions, Retail, segment maintains a fiscal year that ends on the last Saturday in December, which in 2003 was December 27.  We consolidate the fiscal-year results of Boise Office Solutions, Retail, with the calendar-year results of our other segments.

The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2003 Annual Report on Form 10-K.  The 2003 Annual Report on Form 10-K will be available in March 2004.  Net income (loss) for all periods presented involved estimates and accruals.

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year’s presentation.  These reclassifications did not affect net income (loss).

(2)                                 Acquisition of OfficeMax

On December 9, 2003, we completed our acquisition of OfficeMax, Inc.  OfficeMax is now a wholly owned subsidiary of Boise Cascade Corporation.  OfficeMax has operations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, and Mexico.  In addition to assuming $81.6 million of OfficeMax’s debt and incurring approximately $20.0 million of transaction costs, we paid OfficeMax shareholders $1.3 billion for the acquisition, paying 60% of the purchase price in Boise common stock and 40% in cash.  OfficeMax shareholders had the opportunity to elect to receive cash or stock for their OfficeMax shares.  Each shareholder’s election was subject to proration depending on the elections of all OfficeMax shareholders.  As a result of this proration, OfficeMax shareholders electing Boise stock received approximately .230419 share of Boise stock and $3.1746 in cash for each of their OfficeMax shares.  Fractional shares were paid in cash.  OfficeMax shareholders who elected cash or had no consideration preference, as well as those shareholders who made no effective election, received $9.333 in cash for each of their OfficeMax shares.  After the proration, the $1.3 billion paid to OfficeMax shareholders consisted primarily of $486.7 million in cash and the issuance of 27.3 million of Boise common shares valued at $808.2 million.  The value of the common shares issued was determined based on the average market price of our common shares over a ten-day trading period before the acquisition closed on December 9, 2003.

(3)                                 Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Special Items, the Impact of the OfficeMax Acquisition, and the Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.  In addition, in order to provide a meaningful comparison to the prior year and prior quarters, we have excluded the impacts of the OfficeMax acquisition.

There were no special items during the three months ended December 31, 2002.  In the following tables, we reconcile our financial measures before special items and the impacts of the OfficeMax acquisition to our reported financial results for the three months ended December 31, 2003 and September 30, 2003, and the years ended December 31, 2003 and 2002 (see Notes 4, 5, and 6).

	Three Months Ended
	December 31, 2003			September 30, 2003
	As Reported	Special Items and OfficeMax	Before Special Items and OfficeMax	As Reported	Special Items	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$33.9	$3.0	$36.9	$31.0	$—	$31.0
Boise Office Solutions, Retail	6.1	(6.1)	—	—	—	—
	40.0	(3.1)	36.9	31.0	—	31.0

Boise Building Solutions	37.6	14.7	52.3	56.4	—	56.4
Boise Paper Solutions	(14.4)	—	(14.4)	0.2	—	0.2
Corporate and Other	(16.1)	2.3	(13.8)	(10.5)	—	(10.5)
	47.1	13.9	61.0	77.1	—	77.1
Interest expense	(37.6)	4.9	(32.7)	(31.7)	—	(31.7)
Income before income taxes	9.5	18.8	28.3	45.4	—	45.4
Income tax provision	(2.6)	(7.4)	(10.0)	(12.5)	(2.9)	(15.4)

Net income	6.9	$11.4	18.3	32.9	$(2.9)	30.0
Preferred dividends or supplemental ESOP contribution	(3.0)		(3.0)	(2.9)		(2.9)
Diluted income	$3.9		$15.3	$30.0		$27.1

Average shares used to determine diluted income per common share	70.2		63.4 (a)	62.7		62.7

Net income per common share
Diluted before cumulative effect of accounting changes	$0.05		$0.24	$0.48		$0.43
Cumulative effect of accounting changes	—		—	—		—
Diluted	$0.05		$0.24	$0.48		$0.43

(a)                  Adjusted to exclude the weighted-average number of Boise common shares issued to OfficeMax shareholders electing stock (see Note 2).

	Year Ended December 31
	2003			2002
	As Reported	Special Items and OfficeMax	Before Special Items and OfficeMax	As Reported	Special Items	Before Special Items
	(millions, except per-share amounts)

Boise Office Solutions, Contract	$109.4	$12.2	$121.6	$123.0	$—	$123.0
Boise Office Solutions, Retail	6.1	(6.1)	—	—	—	—
	115.5	6.1	121.6	123.0	—	123.0

Boise Building Solutions	95.4	14.7	110.1	39.7	—	39.7
Boise Paper Solutions	(13.9)	0.2	(13.7)	38.6	—	38.6
Corporate and Other	(45.2)	3.0	(42.2)	(81.8)	23.6	(58.2)
	151.8	24.0	175.8	119.5	23.6	143.1
Interest expense	(132.5)	4.9	(127.6)	(131.7)	—	(131.7)
Income (loss) before income taxes and cumulative effect of accounting changes	19.3	28.9	48.2	(12.2)	23.6	11.4
Income tax (provision) benefit	(2.2)	(14.2)	(16.4)	23.5	(27.6)	(4.1)

Income before cumulative effect of accounting changes	17.1	14.7	31.8	11.3	(4.0)	7.3
Cumulative effect of accounting changes, net of income tax	(8.8)	8.8	—	—	—	—
Net income	8.3	$23.5	31.8	11.3	$(4.0)	7.3
Preferred dividends or supplemental ESOP contribution	(13.1)		(11.8)	(13.1)		(13.1)
Diluted income	$(4.8)		$20.0	$(1.8)		$(5.8)

Average shares used to determine diluted income (loss) per common share	60.1		62.5 (a)	58.2		58.2

Net income (loss) per common share
Diluted before cumulative effect of accounting changes	$0.07		$0.32	$(0.03)		$(0.10)
Cumulative effect of accounting changes	(0.15)		—	—		—
Diluted	$(0.08)		$0.32	$(0.03)		$(0.10)

(a)               Adjusted to exclude the weighted-average number of Boise common shares issued to OfficeMax shareholders electing stock (see Note 2).

(4)           2003 Special Items and Impact of the OfficeMax Acquisition

First Quarter

In first quarter 2003, we announced the termination of approximately 550 employees and recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net” in the Consolidated Statement of Income.  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in the Boise Office Solutions, Contract, segment, $0.2 million in the Boise Paper Solutions segment, and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which were paid in 2003 with the remainder to be paid in 2004.  This special item decreased net income $6.1 million, after taxes, for the year ended December 31, 2003.

Third Quarter

During third quarter 2003, we recorded a net $2.9 million, one-time tax benefit related to a favorable tax ruling, net of changes in other tax items.

Fourth Quarter

In December 2003, we recorded a $14.7 million pretax charge for the write-down of impaired assets at our plywood and lumber operations in Yakima, Washington.  We also recorded $5.7 million of tax benefits associated with the write-down.  The write-down resulted from our internal review of the operations and indications of current market value.  We recorded the write-down in our Boise Building Solutions segment in “Other (income) expense, net,” and the tax benefits are included in “Income tax (provision) benefit” in the Consolidated Statements of Income for the three and 12 months ended December 31, 2003.  This special item decreased net income $9.0 million, after taxes, for the three and 12 months ended December 31, 2003.

To present a meaningful comparison to prior periods, we also excluded both the income related to the former OfficeMax operations for the period from December 10, 2003, through December 27, 2003, and costs, including incremental interest expense, directly related to the acquisition.  The net impact of these items reduced pretax income $4.1 million, or $2.5 million after taxes, for the three and 12 months ended December 31, 2003.

(5)           2002 Special Items

In December 2001, we wrote down our 29% investment in IdentityNow by $54.3 million to its estimated fair value of $25 million and recorded $4.6 million of tax benefits associated with the write-down.  In May 2002, we sold all of the stock of our wholly owned subsidiary that held our investment in IdentityNow.  In second quarter 2002, we recorded a $23.6 million pretax loss related to this sale in our Corporate and Other segment and in “Other (income) expense, net” in the Statement of Income.  We also recorded $27.6 million of tax benefits associated with this sale and our previous write-down in “Income tax (provision) benefit.”  For the year ended December 31, 2002, this transaction resulted in a net after-tax gain of $4 million, or 7 cents per basic and diluted share.

(6)                                 Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  On January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (EITF) 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor.  Under EITF 02-16, consideration received from a vendor is presumed to be a reduction of the cost of the vendor’s products or services, unless it is for a specific incremental cost to sell the product.  As a result, for the three months ended September 30 and December 31, 2003, and the year ended December 31, 2003, approximately $10 million, $14 million, and $45 million of vendor allowances reduced “Materials, labor, and other operating expenses” that would have previously been recognized primarily as a reduction of “Selling and distribution expenses.”  In accordance with the provisions of EITF 02-16, prior-period financial statements have not been reclassified to conform with the current year’s presentation.

In addition, under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  For the year ended December 31, 2003, this change resulted in a one-time, noncash, after-tax charge of $4.7 million, or 8 cents per share.

(7)                                 Income Taxes

Our effective tax provision rate for the year ended December 31, 2003, was 11.5%, compared with an effective tax benefit rate of 192.8% for the year ended December 31, 2002.  Before the special items and the impacts of the OfficeMax acquisition discussed in Notes 2, 4, and 5 above, our estimated tax provision rates for the year ended December 31, 2003 and 2002, were 34% and 36%.  The difference between the estimated tax provision rates before special items was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(8)                                 Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding.  For the three months ended December 31, 2002, and the years ended December 31, 2003 and 2002, the computation of diluted income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.

	Three Months Ended
	December 31		September 30,
	2003	2002	2003
	(thousands, except per-share amounts)
BASIC
Net income	$6,868	$6,207	$32,884
Preferred dividends	(3,317)	(3,289)	(3,191)
Basic income	$3,551	$2,918	$29,693

Average shares used to determine basic income per common share	65,313	58,283	58,411

Basic income per common share	$0.05	$0.05	$0.51

DILUTED
Basic income	$3,551	$2,918	$29,693
Preferred dividends eliminated	3,317	—	3,191
Supplemental ESOP contribution	(3,007)	—	(2,891)
Diluted income	$3,861	$2,918	$29,993

Average shares used to determine basic income per common share	65,313	58,283	58,411
Stock options and other	1,582	—	956
Series D Convertible Preferred Stock	3,310	—	3,330

Average shares used to determine diluted income per common share	70,205	58,283	62,697

Diluted income per common share	$0.05	$0.05	$0.48

	Year Ended December 31
	2003	2002
	(thousands, except per-share amounts)
BASIC AND DILUTED
Income before cumulative effect of accounting changes	$17,075	$11,340
Preferred dividends (a)	(13,061)	(13,101)
Basic and diluted income (loss) before cumulative effect of accounting changes	4,014	(1,761)
Cumulative effect of accounting changes, net of income tax	(8,803)	—
Basic and diluted loss	$(4,789)	$(1,761)

Average shares used to determine basic and diluted income (loss) per common share	60,093	58,216

Basic and diluted income (loss) per common share before cumulative effect of accounting changes	$0.07	$(0.03)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted loss per common share	$(0.08)	$(0.03)

(a)                 The dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.